UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 8, 2008

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK	10504
(Address of principal executive offices)	(Zip Code)

914-499-1900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition

The registrant’s press release dated October 8, 2008, regarding its preliminary financial results for the period ended September 30, 2008, is Attachment I of this Form 8-K. All of the information in Attachment I is hereby filed.

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: October 9, 2008

	By:	/s/ James J. Kavanaugh
James J. Kavanaugh
Vice President and Controller

ATTACHMENT I

(BW)(NY-IBM)(IBM) IBM Announces Preliminary 2008 Third-Quarter EPS of $2.05; Reaffirms Full-Year 2008 EPS Outlook of at Least $8.75

—  Diluted earnings of $2.05 per share, up 22 percent;

—  Net income of $2.8 billion, up 20 percent;

—  Pre-tax income of $3.9 billion, up 19 percent;

—  Revenue of $25.3 billion, up 5 percent.

Business Editors

ARMONK, N.Y.—(BUSINESS WIRE)—xx—IBM (NYSE:IBM) today announced third-quarter 2008 diluted earnings of $2.05 per share from continuing operations, an increase of 22 percent, compared with diluted earnings of $1.68 per share in the third quarter of 2007. The company also reported net income of $2.8 billion, an increase of 20 percent. Revenue increased 5 percent, including 3 points of currency benefit, to $25.3 billion, compared with the third quarter of 2007.

IBM said it continues to expect full-year 2008 earnings per share of at least $8.75, or year-to-year growth of 22 percent.

The company’s gross profit margin in the third quarter was 43.3 percent compared with 41.3 percent in the third quarter of 2007. Pre-tax income was $3.9 billion, an increase of 19 percent compared with the third quarter of 2007.

At the end of the third quarter, IBM’s year-to-date free cash flow was approximately $6.4 billion and its cash balance was $9.8 billion.

“Our results demonstrate that the combination of a steady base of recurring revenue and profits, investments for growth in emerging markets, a range of products and services that deliver value to clients, and a strong and flexible financial foundation give IBM a competitive edge in good times and tough times,” said Samuel J. Palmisano, IBM chairman, president and chief executive officer. “We remain confident in our full-year outlook.”

IBM will provide more detailed information about its third quarter results during its regularly scheduled Webcast.

CONTACT:	IBM
John Bukovinsky, 732/618-3531
jbuko@us.ibm.com
or
IBM
Michael Fay, 914/499-6435
mikefay@us.ibm.com